Outsourcing Agreement

OFF Line Japan Co., Ltd. (“OFF Line”) and Ueda Tsusho, Ltd. (“Ueda”) entered into this outsourcing agreement (the “Agreement”) as follows:

1.	Entrusted Businesses (the “Businesses”)

OFF Line entrust the following services and Ueda accepted:

1)	Administrating AirTalk
2)	Development of the programs of Air Talk
3)	Development and maintenance of other software and hardware

2.	Method of Service Providing

Ueda shall provide businesses with the care of a good manager.

3.	Fees and Payments
1)	OFF Line pay Ueda shall pay JPY40,000 per day as the service fees (sales tax excluded). If other services are added, both parties shall confer each other.
2)	Closing date shall be each end of month and OFF Line shall pay the fees by the end of next month according the invoice of Ueda.

4.	Period
1)	The period of the Agreement shall be from January 1, 2020 through December 31, 2020.
2)	Unless either party has an intention to expire the Agreement, the Agreement shall run another year automatically.

5.	Prohibition of Re-entrustment

Ueda shall not further entrust the Businesses without the consent of the OFF Line.

6.	Intellectual Properties

The rights of intellectual properties generated from the Businesses shall belong to OFF Line.

7.	Obligation to Report

Ueda shall the obligation to report OFF Line about the status of the Businesses immediately if Off Line requests.

8.	Obligation of Notification

Both parties shall notify the following matters to the other party:

1)	Change of the company’s name
2)	Change of the bank account
3)	Change of the representative
4)	Change of the company’s address

9.	Confidentiality
1)	Both parties shall not disclose the information obtained in the course of the Businesses to third parties during the Agreement period and even after the expiration of the Agreement.
2)	The following information shall not applicable for the confidentiality in the preceding paragraph:
(1)	Publicly known at the time of disclosure
(2)	Obtained from third party legally
(3)	Obtained before contracting this Agreement
(4)	Obligated to disclosure by laws and regulations

10.	Compensation for Damage

If each party is damaged by the other party intentionally or negligently, the party which cause damage shall be liable to compensate for damages.

11.	Late Charge

Late charge of the fee shall be 14.8% per annum.

12.	Termination

Each party may terminate this Agreement by following. In the case of termination, the compensation for damages shall be unavoidable:

(1)	Bankrupt
(2)	Attachment
(3)	Business suspension
(4)	Dissolution, merger or transfer of business of company
(5)	Dishonor
(6)	Missing
(7)	Violation of the Agreement
(8)	Untrustworthiness or unlawful act

13.	After Expiration of the Agreement

Both parties shall return or dispose the materials related to the Agreement according the other party’s request immediately after the expiration of the Agreement.

14.	Court of Jurisdiction

When a dispute arises in connection with the Agreement, the court of jurisdiction shall be the Tokyo District Court in the first instance.

15.	Mutual Consultation

If matters which are not covered by this Agreement and Separate Agreements or doubts about interpretation of terms or conditions arise, each party shall resolve by mutual consultation faithfully.

IN WITNESS WHEREOF, the Agreement has been prepared in duplicate, and after they are signed and seals have been affixed thereto, each party shall retain a copy.

January 1, 2020

OFF Line:

OFF Line Japan Co., Ltd.

4-30, Yotsuya, Shinjuku-ku, Tokyo, Japan

/s/ Koichi Ishizuka

Koichi Ishizuka, Representative Director

Ueda:

Ueda Tsusho Ltd.

3-18-29, Kitaotsuka Toshima-ku, Tokyo, Japan

/s/ Eiichi Ueda

Eiichi Ueda, Representative Director